Exhibits 5.1 and 8.1


                                                                 April 4, 2002

IndyMac ABS, Inc.
155 North Lake Avenue
Pasadena, CA  91101


   Re: IndyMac ABS, Inc.
       Home Equity Mortgage Loan Asset-Backed Trust, Series SPMD 2002-A
       Home Equity Mortgage Loan Asset-Backed Certificates, Series SPMD 2002-A
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Ladies and Gentlemen:

     We have acted as special counsel for IndyMac ABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Home Equity Mortgage Loan Asset-Backed Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of April 1, 2002 (the "Pooling and Servicing Agreement"), among the Company, as depositor, IndyMac Bank, F.S.B., as seller and master servicer (the "Seller and Master Servicer"), and Bankers Trust Company of California, N.A., as trustee (the "Trustee").


     The Certificates will represent the entire beneficial ownership interest in the Home Equity Mortgage Loan Asset-Backed Trust, Series SPMD 2002-A (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional sub-prime mortgage loans (the "Mortgage Loans") secured by first and second liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

     We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

     Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Seller and Master Servicer and constitutes a valid, legal and binding agreement of the Company and the Seller and Master Servicer, enforceable against the Company, the Seller and Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally (and, in the case of the Seller and the Master Servicer, the rights of creditors of federally-chartered savings banks in particular) and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. Assuming compliance with the Pooling and Servicing Agreement, each REMIC created by the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended, the Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class M-1, Class M-2, Class B, Class A-IO, Class AV and Class X Certificates will evidence ownership of a "regular interest" in a REMIC and the Class AR Certificates will evidence ownership of the "residual interest" in each REMIC created under the Pooling and Servicing Agreement. Each of the Excess Reserve Fund Account and the Yield Maintenance Reserve Fund will be treated as an outside reserve fund, within the meaning of Treasury Regulation 1.860G-2(h), beneficially owned by the holder of the Class X Certificate.

     The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on IndyMac Bank, F.S.B., or any of its shareholders.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                              Very truly yours,


                                             /S/ SIDLEY AUSTIN BROWN & WOOD
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                                                 SIDLEY AUSTIN BROWN & WOOD


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